UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 3, 2010

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, California	91320-1799
(Address of principal executive offices)	(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2010, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) of Amgen Inc. (the “Company”) approved awards of performance units and the performance goals for the 2010-2012 performance period commencing January 1, 2010 and ending December 31, 2012 (the “2010-2012 Performance Period”) under the Amgen Inc. 2009 Performance Award Program (the “Performance Program”), which implements the Amgen Inc. 2009 Equity Incentive Plan. A description of these awards and performance goals follows below.

Also, on March 3, 2010, the Committee approved the 2009 annual cash incentive awards for executives under the Amgen Inc. Executive Incentive Plan (the “EIP”) and continued the performance goal (adjusted net income) and maximum awards parameters under the EIP for 2010 as in place for 2009. A description of the 2009 awards follows below.

Performance Goals for the 2010 – 2012 Performance Period

On March 3, 2010, the Committee approved retaining substantially the same design for the 2010-2012 Performance Period as had been approved for the performance period commencing January 1, 2009 and ending December 31, 2011 (the “2009-2011 Performance Period”). The performance goals for the 2010-2012 Performance Period consist of 2010 revenue and adjusted EPS performance measures, in alignment with the 2010 Global Management Incentive Plan (GMIP) Company goals. The combined percentage derived from the Company’s 2010 revenue and adjusted EPS performance measures will be modified up or down at the end of the three-year performance period, using a relative total shareholder return (“TSR”) multiplier based on the TSR ranking of the Company’s compound annual three-year TSR compared to the compound annual three-year TSR of the companies in the comparator group chosen for the 2010-2012 Performance Period. The comparator group for the 2010-2012 Performance Period consists of the companies in the comparator group for the 2009-2011 Performance Period with the addition of Gilead Sciences Inc. The weightings and percentages that may be earned based on the Company’s financial performance and relative TSR are substantially the same as are in place for the 2009- 2011 Performance Period.

Performance Program—Performance Units Granted

The Committee approved the grant of performance units set forth on the following table for the 2010-2012 Performance Period to the Company’s named executive officers:

Name	2010-2012 Performance Period Performance Units
Kevin Sharer	91,000
Fabrizio Bonanni	24,000
Robert Bradway	24,000
George Morrow	24,000
Roger Perlmutter	24,000

Terms regarding the effect on the 2010-2012 Performance Period awards of a participant’s termination of employment with the Company, including terminations by retirement, death or disability are substantially similar to the equivalent terms provided for the 2009-2011 Performance Period. The effects of a change in control on the awards under the Performance Program remain unchanged.

It is the Company’s intent that the performance unit awards under the Performance Program satisfy any applicable requirements of performance-based compensation within the meaning of Section 162(m) of the Code.

EIP Awards

The Company has established the EIP annual cash incentive award program for certain executive officers and the Company intends that EIP awards will satisfy any applicable requirements as performance-based compensation within the meaning of Section 162(m) of the Code. Payouts under the EIP are subject to maximum awards established by the Committee for the executive officers annually in March based upon the adjusted net income of the Company (for 2009, the “2009 Maximum Awards”). The EIP permits the Committee to use its discretion, which is referred to as “negative”, because the Committee may decide to award a participant less than their respective 2009 Maximum Award, but not more. Since the EIP’s inception, in the exercise of its discretion under the plan, the Committee has followed a practice of determining actual award amounts relative to attainment of the same objective pre-established Company goals and targets applicable to participants in the Company’s GMIP, which is offered to members of management other than the Company’s named executive officers. These Company goals are determined by the Committee annually.

On March 3, 2010, pursuant to the terms of the EIP, the Committee (i) certified the attainment of the performance goal established for the 2009 performance period, and (ii) exercised its negative discretion to approve the payout of an amount in March 2010 for each of the Company’s named executive officers based on the 2009 performance of the Company and the executive, which amount in each case was less than the participant’s 2009 Maximum Award.

The Company’s performance against the 2009 GMIP Company goals yielded a composite score of approximately 151.2% (out of a maximum of 225%), based on our performance under each of the performance metrics and their weightings, as follows:

Goal	Weighting	Score	Composite Score
Deliver Revenue Growth	30%	57%	17.1%
Deliver Adjusted EPS Growth	30%	225%	67.5%
Deliver the Best Pipeline	20%	181.5%	36.3%
Advance Denosumab	15%	131.7%	19.8%
Improve Compliance Infrastructure	5%	210.0%	10.5%
Totals	100%		151.2%

The Committee exercised its discretion under the EIP to reward the Company’s Chief Executive Officer and the named executive officers for their contributions to Company results. For 2009, the Committee did not deviate from the GMIP Company goals derived score in determining the actual award for Mr. Sharer or the other named executive officers.

The 2009 EIP approved awards authorized by the Committee for payment for each named executive officer are:

Name	EIP Award ($)
Kevin Sharer	$3,790,000
Fabrizio Bonanni	$955,000
Robert Bradway	$1,060,000
George Morrow	$1,195,000
Roger Perlmutter	$1,125,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: March 4, 2010

	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel and Secretary